Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
Universal Travel Group Inc.	Phone: +1-646-213-1915 (NY office) or
Phone: +86-755-8366-8489	Mr. Gary Chin, Phone: +1-646-213-1909
Email: 06@cnutg.cn	E-mail: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group Confident in First Quarter 2009 Outlook

SHENZHEN, China, March 24, 2009 – Universal Travel Group Inc. (OTC BB: UTVG.OB) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing, hotel reservation and air cargo agency services, today announced first quarter 2009 guidance based on the company’s performance in the first two months of the year and recent strong travel industry trends in the PRC.

The Company expects revenue to range from $16 million to $17 million and net income to range from $2.5 million to $3 million for the first quarter, excluding stock base compensation. This represents growth in revenue of 59% to 69% and growth in net income of 71% to 105% compared to the first quarter of 2008.

The Company believes that there are several reasons for its strong first quarter results thus far. First, last year’s snowstorms in China slowed demand for travel services in the PRC. Additionally, abundant liquidity created by government stimulus packages has spurred consumption and demand for travel related services; the PRC’s domestic air traffic volume picked up 15% to 20% since the beginning of the year, according to a Citigroup Global Market Research Report (March 2009). Reflecting integration of its diversified platform, Universal Travel continues to experience market share gains due to growing brand awareness, an increased focus on its online businesses, successful deployment of its TRIPEASY Kiosks and overall effective management of its operations.

Universal Travel Group previously forecasted a full year 2009 revenue range of $88 million to $96 million with a full year 2009 net income range of $16.5 million to $18 million, or earnings per share of $0.40 to $0.43 before the 3 for 1 reverse split. Due to seasonality, the Company typically experiences lower sales and profits in the first quarter. With the outlook for the first quarter, management is confident that it will meet its full year 2009 guidance.

“We continue to see strong demand for our products and services as an increasing number of internet users book travel plans online,” stated Ms. Jiangping Jiang, CEO of Universal Travel Group. “An increase in consumer consumption led by strong GDP growth estimated at 8% this year indicates a bright future for demand for our travel products and services. This bodes well for our traditional air-ticketing, hotel booking and packaged tours businesses and gives us confidence in our first quarter and 2009 outlook,” added Ms. Jiang.

About Universal Travel Group Inc.

Universal Travel Group, a growing travel services provider in the People’s Republic of China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life” the company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. In 2007, Universal Travel Group completed the acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. Universal Travel's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information about the company, please visit http://us.cnutg.com, and www.cnutg.com.cn for the service website.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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